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                                                                    EXHIBIT 99.7

                         GUARANTEE ASSUMPTION AGREEMENT

                  GUARANTEE ASSUMPTION AGREEMENT dated as of November 6, 2001 by CAREPACKAGES, INC., a Delaware corporation (the "Additional Subsidiary Guarantor"), in favor of Reservoir Capital Partners, L.P., as administrative agent for the lenders or other financial institutions or entities party as "Lenders" to the Loan Agreement referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

                  Student Advantage, Inc., a Delaware corporation, the Subsidiary Guarantors referred to therein, the Lenders referred to therein and the Administrative Agent are parties to a Loan Agreement dated as of June 25, 2001 (as modified and supplemented and in effect from time to time, the "Loan Agreement").

                  Pursuant to Section 6.09(a) of the Loan Agreement, the Additional Subsidiary Guarantor hereby agrees to become a "Subsidiary Guarantor" for all purposes of the Loan Agreement, and a "Debtor" for all purposes of the Security Agreement (and hereby supplements Annexes 1 through 3 to said Security Agreement as specified in Appendix A). Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 3.01 of the Loan Agreement) in the same manner and to the same extent as is provided in Article III of the Loan Agreement. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Loan Agreement, and in Section 2 of the Security Agreement, with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Basic Documents included reference to this Agreement.

                  The Additional Subsidiary Guarantor hereby instructs its counsel to deliver the opinions referred to in Section 6.09(a) of the Loan Agreement to the Lenders and the Administrative Agent.
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                  IN WITNESS WHEREOF, the Additional Subsidiary Guarantor has
caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

                                                CAREPACKAGES, INC.
                                                By: /s/ Raymond V. Sozzi, Jr.
                                                    ----------------------------
                                                    Name:  Raymond V. Sozzi, Jr.
                                                    Title: President

Accepted and agreed:
RESERVOIR CAPITAL PARTNERS, L.P., as
     Administrative Agent
By:    Reservoir Capital Group, L.L.C.,
       General Partner

       By /s/ Craig Huff
          ----------------------------
          Name: Craig Huff
              Title: Managing Director
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[Appendix A to this Guarantee Assumption Agreement has been omitted and will be provided to the Commission upon request to the Company.]